UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2019

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 NE Moore Court

Hillsboro, OR 97124

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each Class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, $.01 par value	LSCC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 or the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 17, 2019, Lattice Semiconductor Corporation, a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

The Credit Agreement provides for a five-year secured term loan facility in an aggregate principal amount of $175.0 million dollars and a five-year secured revolving loan facility in an aggregate principal amount of up to $75.0 million dollars, with a $20.0 million letter of credit sublimit and a $10.0 million swingline loan sublimit. The Credit Agreement contains an expansion option permitting the Company, subject to the satisfaction of certain requirements, including a requirement that any such expansion will not result in the Company’s total leverage ratio exceeding a specified threshold, to arrange with existing lenders and/or new lenders for them to provide new revolving and/or term loan commitments up to an aggregate amount equal to $100.0 million.

The proceeds of the loans made on the closing date of the Credit Agreement were used (i) to repay all obligations under the Company’s existing Credit Agreement, dated as of March 10, 2015, by and among the Company, the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent (as amended through the closing of the Credit Agreement, the “Existing Credit Agreement”), and (ii) to pay fees and expenses incurred in connection with the Credit Agreement and the transactions contemplated thereby. Proceeds of the revolving loans may be used for working capital and general corporate purposes. As of the closing date for the Credit Agreement, there was $175.0 million aggregate principal amount of term loans and $31.5 million aggregate principal amount of revolving loans outstanding under the Credit Agreement.

At the Company’s option, term loans and revolving loans accrue interest at a per annum rate based on either (i) the base rate plus a margin ranging from 0.25% to 1.00%, determined based on the Company’s total leverage ratio and (ii) the LIBOR rate (for interest periods of 1, 2, 3 or 6 months) plus a margin ranging from 1.25% to 2.00%, determined based on the Company’s total leverage ratio. The base rate is defined as the highest of (i) the federal funds rate, plus 0.50%, (ii) Wells Fargo Bank, National Association’s prime rate and (iii) the LIBOR rate for a 1-month interest period plus 1.00%. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, commitment fees, arrangement fees, administrative agent fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow funds under the revolving loan facility until the fifth anniversary of the closing date, at which time the revolving loan facility will terminate, and all outstanding revolving loans, together with all accrued and unpaid interest, must be repaid. Term loans will be repaid in quarterly principal installments of $4,375,000, with any remaining principal, together with all accrued and unpaid interest, due and payable on the fifth anniversary of the closing date. Once repaid or prepaid, the Company may not reborrow funds under the term loan facility.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries meeting materiality thresholds set forth in the Credit Agreement. The obligations of the Company and the guarantors are secured by substantially all of their respective assets, subject to certain exceptions and limitations. On the closing date for the Credit Agreement, there were no subsidiary guarantors.

The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens, undergo certain fundamental changes, make investments, make certain restricted payments, dispose of assets, enter into transactions with affiliates, enter into burdensome agreements, in each case, subject to limitations and exceptions set forth in the Credit Agreement. The Company is also required to maintain compliance with a total leverage ratio and an interest coverage ratio, in each case, determined in accordance with the terms of the Credit Agreement.

The Credit Agreement also contains customary events of default that include, among other things, certain payment defaults, cross defaults to other indebtedness, inaccuracy of representations and warranties, covenant defaults, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. If an event of default exists, the lenders may require immediate payment of all obligations under the Credit Agreement and may exercise certain other rights and remedies provided for under the Credit Agreement, the other loan documents and applicable law. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On May 17, 2019, in connection with the Company’s entry into the Credit Agreement, the Company terminated the Existing Credit Agreement and repaid the outstanding obligations thereunder in full.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

10.1	Credit Agreement, dated as of May 17, 2019, by and among Lattice Semiconductor Corporation, as borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent[1]

[1]

The Credit Agreement filed herewith excludes the Company’s disclosure schedules provided pursuant to specified sections of the Credit Agreement and identified in the table of contents to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: May 20, 2019	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President and General Counsel